UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) July 9, 2019

ARES MANAGEMENT CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	001-36429	80-0962035
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2000 Avenue of the Stars, 12th Floor, Los Angeles, CA	90067
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (310) 201-4100

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.01 per share	ARES	New York Stock Exchange
Series A Preferred Stock, par value $0.01 per share	ARES.PRA	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On July 9, 2019, Aspida Holdco, LLC (“Buyer”), an indirect subsidiary of the registrant, entered into a Stock Purchase Agreement (the “Agreement”) with GBIG Holdings, Inc., a Delaware corporation (“Seller”), pursuant to which Buyer will acquire all of the issued and outstanding capital stock of Pavonia Life Insurance Company of Michigan, a life insurance company organized under the laws of Michigan (“PLICMI”).

The base purchase price for the transaction is $75,000,000 subject to adjustment at the closing of the transaction for certain indebtedness of Seller described below, certain costs associated with the settlement of intercompany loans, notes and advances of the Acquired Companies (as defined below), certain expenses of PLICMI and for certain amounts held in escrow, including fees and expenses associated with the delivery of a fairness opinion. The purchase price will be funded by cash on hand of Ares Investments L.P., an indirect subsidiary of the registrant (“Ares Investments”).  In connection with entering into the Agreement, Buyer has agreed to make a loan to Seller in the amount of $25,000,000 (the “Loan”) pursuant to the terms of the loan agreement dated as of July 9, 2019 between Buyer and Seller.  Buyer will fund the Loan within two business days of satisfaction or waiver of the conditions to the funding of the Loan. The base purchase price will be reduced by the aggregate amount outstanding under the Loan as of a cut-off time immediately preceding the closing date.

The transaction is expected to close in the second half of 2019, subject to the satisfaction or waiver of various closing conditions, which include receipt of required regulatory approvals and other customary closing conditions. In addition, the closing is subject to (i) entry of certain regulatory orders and approval of a plan of rehabilitation under Michigan law, (ii) release of PLICMI from certain insurance regulatory orders, (iii) delivery of a fairness opinion, (iv) with respect to PLICMI, satisfaction of a minimum ratio of total adjusted capital over company action level risk-based capital and a minimum level of adjusted capital and surplus, and with respect to its wholly owned subsidiary, Global Bankers Insurance Group, LLC, a North Carolina limited liability company (“GBIG”, and together with PLCIMI, the “Acquired Companies”), satisfaction of a minimum level of net working capital, and (v) certification of solvency of each Acquired Company by management of Seller.

Each of Seller and Buyer has agreed to indemnify the other party with respect to certain losses as a result of or in connection with breaches of its respective representations, warranties and covenants, as well as for certain other matters.

The Agreement provides for a termination fee of $2,625,000, which would be payable by Seller to Buyer if the Agreement is terminated in certain circumstances. Seller’s obligation to pay the termination fee when due has been guaranteed jointly and severally by GBIG Capital, LLC and its principal owner. The Agreement also provides for a reverse termination fee of up to $9,000,000 payable by Buyer if the Agreement is terminated under certain circumstances. Buyer’s obligation to pay the termination fee when due has been guaranteed by Ares Investments.

The foregoing description of the Agreement is not intended to be complete and is qualified in its entirety by reference to the full text of the Agreement, a copy of which is attached as Exhibit 2.1 to this Form 8-K and incorporated into this Item 1.01 by reference.  The Agreement has been included as an exhibit to this Form 8-K to provide investors and stockholders with information regarding its terms.  The Agreement is not intended to provide any other factual information about the registrant.

Item 7.01 Regulation FD Disclosure.

On July 9, 2019, the registrant issued a press release announcing the transactions contemplated by the Agreement. The text of the press release is included as Exhibit 99.1 to this Form 8-K.

The information disclosed under this Item 7.01, including Exhibit 99.1 hereto, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 and shall not be deemed incorporated by reference into any filing made under the Securities Act of 1933, except as expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
2.1†	Stock Purchase Agreement, dated July 9, 2019, between Aspida Holdco, LLC and GBIG Holdings, Inc.
99.1	Press Release, dated July 9, 2019, issued by the registrant, regarding the transactions contemplated by the Agreement

†  The schedules, exhibits and similar attachments to this Exhibit have been omitted in accordance with Regulation S-K Item 601(b)(2).  The registrant agrees to furnish a copy of all omitted schedules, exhibits and similar attachments to the Securities and Exchange Commission upon its request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARES MANAGEMENT CORPORATION

Dated: July 9, 2019

	By:	/s/ Michael R. McFerran
	Name:	Michael R. McFerran
	Title:	Executive Vice President, Chief Financial Officer & Chief Operating Officer